Exhibit 10.1

MYRIAD GENETICS, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into by and between Myriad Genetics, Inc., its wholly-owned subsidiaries, Myriad Diagnostic Services, Inc. (hereinafter collectively referred to as “Company’), AND James S. Evans (hereinafter referred to as “Employee”).

In consideration of the undersigned’s employment, compensation, and other valuable consideration and mutual covenants contained herein, the parties agree as follows:

1. At Will Employment. Company hereby employs the Employee and the Employee hereby accepts said employment upon the terms and conditions hereinafter set forth. Employment and compensation with Company are “at-will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of Company or Employee, except as otherwise provided by law. The terms of this Agreement, therefore, do not and are not intended to create either an express and/or implied contract of employment with Company for any particular period of time. No manager or representative of Company, other than the President of Company, has authority to enter into any agreement to employ any person for any specified period of time or to make any agreement or contract with respect to the foregoing, and any promises to the contrary may only be relied upon by Employee if they are in writing and signed by the President of Company.

2. Compensation. Company shall pay Employee in full for Employee’s services hereunder at a rate of $48,000 per year, commencing on the 1st day of March, 1995. This compensation may be changed from time to time, in the manner set forth in Paragraph Eight (8), upon mutual agreement of the parties and without voiding any other terms of this Agreement. Without cause, either party may terminate employment at any time upon fifteen (15) days written notice to the other party. In such event the Employee, if requested by the Company, shall continue to render his/her services and shall be paid his/her regular compensation up to the date of termination. With cause, either party may terminate this agreement immediately upon written notice to the other party.

3. Duties. Employee shall at all times faithfully, industriously, and to the best of his/her ability, experience, and talents, perform all of the duties that may be required of him/her pursuant to the express and implicit terms hereof, to the reasonable satisfaction of the Company. Employee shall not directly or indirectly, in any manner or in any capacity, engage in an outside business endeavor of any kind that would adversely affect the performance of his/her assigned duties, or compete with the Company, without the Company’s expressed written approval, signed by an officer of the Company.

4. Inventions or Improvements. Any inventions, discoveries, know-how, or improvements, which Employee may conceive, make, invent, or develop during his/her employment by the Company, relating to any matter or thing, including but not limited to genetic maps, genes, gene sequences, material containing a DNA sequence, gene products, protein molecules, nucleic acid molecules, monoclonal antibodies, pedigrees, genealogy data, germplasm, yeast artificial chromosomes (YACs), contigs, cell lines, microorganisms, biologically active compounds, processes, and methods of gene identification or gene sequencing that may be connected in any way with Employee’s work or related in any way to Company’s business or future business, shall be the absolute property of the Company and shall be promptly disclosed to the Company by Employee. For the consideration of above-mentioned, Employee agrees that he/she will, at the request of the Company, at any time during the employment or thereafter, assign to the Company the rights to said inventions and improvements and any patent applications filed or patents granted thereon.

5. Nondisclosure of Information. Employee agrees that during his/her employment and thereafter, he/she will not reveal to any person, agency, company, business, or organization, unless authorized by Company, any confidential information concerning Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, and the like.

6. Noncompetition Agreement. Employee agrees that during the term of his/her employment he/she will not compete with Company either directly or indirectly in any area in which, during the tour of his/her employment, Company does business or reasonably contemplates that it will do business in the reasonably foreseeable future. Employee agrees that he/she will not use Company’s name, facilities, confidential material, trade secrets, know-how, or privileged information to solicit from any agency, company, business, or organization, work that at a later time would result in compensation of any form for Employee or another company or business organization.

7. Construction. The parties hereto agree that the terms of this Agreement shall be construed in accordance with the laws of the State of Utah.

8. Severability. If any provisions hereof should be held invalid, illegal, or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that would render any provisions hereof prohibited or unenforceable in any respect.

9. Entire Agreement. The parties agree that neither party has made any covenants not set forth herein, and that this Agreement constitutes the entire agreement between the parties. No modification or amendment of the Agreement shall be effective unless made in writing and signed by Employee and Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 3rd day of March, 1995.

EMPLOYEE:		COMPANY:

By:	/s/ James S Evans	By:	/s/ Barbara Berry
Name:	James S. Evans	Name:	Barbara Berry
Position:	Controller	Title:	HR Director

		By:	/s/ Peter D. Meldrum
		Name:	Peter D. Meldrum
		Title:	President